UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2013

Masco Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	1-5794	38-1794485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21001 Van Born Road, Taylor, Michigan		48180
(Address of Principal Executive Offices)		(Zip Code)

(313) 274-7400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2013, the Company entered into a Credit Agreement (the “New Credit Agreement”) dated as of March 28, 2013 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents, with an aggregate commitment of U.S. $1.25 billion. The New Credit Agreement replaces the Company’s Credit Agreement dated as of June 21, 2010, as amended (the “2010 Credit Agreement”), among Masco Corporation and Masco Europe S.à r.l., as borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and Royal Bank of Canada, Wells Fargo Bank, N.A. and Deutsche Bank AG New York Branch, as Co-Documentation Agents, with an aggregate commitment of U.S. $1.25 billion, which agreement was terminated in connection with the entry into the New Credit Agreement.

The New Credit Agreement will be used or available to provide funds for general corporate purposes, including, but not limited to, refinancing of existing letters of credit outstanding under the 2010 Credit Agreement, working capital purposes and acquisitions. The New Credit Agreement provides for an unsecured revolving credit facility available to the Company and its foreign subsidiary, Masco Europe S.à r.l., in U.S. dollars, Euro and certain other currencies for certain types of borrowings (with a foreign currency sublimit of U.S. $500 million equivalent for Euro borrowings, for letters of credit and for swingline loans and a sublimit for swingline loans of U.S. $150 million). Letters of credit may also be issued under the facility up to U.S. $250 million. The Company may, at its option and subject to customary conditions, request an increase in the aggregate commitment by up to $250 million without the consent of any non-participation lenders.

Revolving credit loans bear interest under the New Credit Agreement, at the Company’s option, at (A) a rate per annum equal to the greatest of (i) the JPMorgan Chase Bank, N.A. prime rate, (ii) the federal funds effective rate plus 0.50%, and (iii) LIBOR plus 1.0% (the “Alternate Base Rate”); plus an applicable margin based upon the then applicable corporate credit ratings of the Company; or (B) if available, LIBOR plus an applicable margin based upon the then-applicable corporate credit ratings of the Company. Foreign currency revolving credit loans bear interest at a rate equal to LIBOR (if available) plus an applicable margin based upon the then- applicable corporate credit ratings of the Company. Alternate Base Rate loans shall only be made in U.S. dollars and shall only be made to the Company. Swingline loans bear interest at a rate not to exceed the Alternate Base Rate plus an applicable margin based upon the then-applicable corporate credit ratings of the Company, except that swingline loans in a foreign currency bear interest at local rates determined by the swingline lender and agreed to by the relevant borrower.

Under the New Credit Agreement the Company is obligated to maintain (A) a leverage ratio of not greater than .65 to 1.0, and (B) a minimum interest coverage ratio of not less than 2.50 to 1.0, calculated as set forth in the New Credit Agreement. The New Credit Agreement requires ongoing compliance with certain affirmative and negative covenants, contains various information and reporting requirements and contains customary events of default. The New Credit Agreement matures on March 28, 2018.

In the ordinary course of their respective businesses, various lenders that are parties to the New Credit Agreement or the 2010 Credit Agreement or their affiliates have performed investment banking, commercial banking and other financial services for the Company and its affiliates, including acting as lenders under various loan facilities and as underwriters in offerings of the Company’s securities.

The foregoing summary of the New Credit Agreement is qualified in its entirety by the New Credit Agreement, which is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided under Item 1.01 above is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed under Item 1.01 above, on March 28, 2013, the Company entered into the New Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10	Credit Agreement dated as of March 28, 2013 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MASCO CORPORATION

By:	/s/ John G. Sznewajs
Name:	John G. Sznewajs
Title:	Vice President, Treasurer and Chief Financial Officer

April 3, 2013

EXHIBIT INDEX

10	Credit Agreement dated as of March 28, 2013 among Masco Corporation and Masco Europe S.à r.l., as borrowers, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, and Royal Bank of Canada, Deutsche Bank Securities Inc., PNC Bank, National Association, and SunTrust Bank, as Co-Documentation Agents